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                                                                       EXHIBIT 5


                                 LAW OFFICES OF
                      Paul, Hastings, Janofsky & Walker LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                              695 TOWN CENTER DRIVE
                        COSTA MESA, CALIFORNIA 92626-1924
                            TELEPHONE (714) 668-6200
                            FACSIMILE (714) 979-1921
                              INTERNET www.phjw.com


                               September 18, 2000

(714) 668-6200


SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

         Re: SRS Labs, Inc. Amended and Restated
             1996 Long-Term Incentive Plan, as amended

Ladies and Gentlemen:

         We have acted as counsel for SRS Labs, Inc., a Delaware corporation (the "Company"), in connection with the SRS Labs, Inc. Amended and Restated 1996 Long-Term Incentive Plan, as amended (the "Amended Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.001 par value per share (the "Common Stock"), which are to be registered under the Registration Statement (hereinafter defined) and that may be issued and sold pursuant to the Amended Plan will be, when issued and sold in accordance with the Amended Plan, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about September 18, 2000, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Amended Plan under the Securities Act of 1933, as amended (the "Registration Statement").


                                       Very truly yours,


                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP